SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2005

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

8797 Beverly Blvd., Suite 206 Los Angeles, California (Address of Principal Executive Offices)	90048 (Zip Code)

(310) 657-4898
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

Effective April 1, 2005, Arbios Technologies, Inc. (“ATI”), the wholly-owned Arbios Systems, Inc. (the “Registrant”), entered into a lease with American Integrated Biologics, Inc. for a 1,680 square foot facility in Woodstock, Connecticut. The facility was built for swine housing and tissue procurement. ATI and the Registrant intend to use these facilities for the purposes of harvesting livers for use in the Registrant’s bioartificial livers from specially bred pigs. The base rent under this lease is $12,009 per month. The lease has an initial term of two years, subject to ATI’s right to extend the term of the lease for a total of nine additional years.

ITEM 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of  Principal Officers.

The Registrant announced that it has hired Shawn Cain as the new Vice-President of Operations of the Registrant. Mr. Cain’s employment with the Registrant will commence on April 25, 2005. Mr. Cain’s duties will consist of managing all of the Registrant's operations related to its liver assist technology, including the operations to be conducted at the new Woodstock, Connecticut facilities. Mr. Cain’s salary will be $160,000 per year. Mr. Cain was granted a five-year incentive stock option to purchase an aggregate of 30,000 shares of the Registrant’s common stock. The options are exercisable at $1.65 per share and will vest pro rata over a 24 month period commencing on May 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: April 7, 2005	By:	/s/ AMY FACTOR
Amy Factor
Chief Executive Officer